Law Offices
                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                            18th and Cherry Streets
                          Philadelphia, PA 19103-6996
                           Telephone: (215) 988-2700
                              Fax: (215) 988-2757


                                December 1, 1999


The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, Delaware 19809

     Re:  Shares Registered by Post-Effective Amendment No. 70 to
          Registration Statement on Form N-1A (File No. 33-20827)
          -------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to The RBB Fund, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission on December 1, 1999 of Post-Effective Amendment No. 70 (the "Amendment") to the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"). The Board of Directors of the Company has authorized the issuance and sale by the Company of: (i) 100 million shares of Class NNN common stock, $.001 par value per share, representing interests in the Institutional Class of the Bogle Investment Management Small Cap Growth Fund, and (ii) 100 million shares of Class OOO common stock, $.001 par value per share, representing interests in the Investor Class of the Bogle Investment Management Small Cap Growth Fund (collectively, the "Shares"). The Amendment registered an indefinite number of the Shares.

     We have reviewed the Company's Certificate of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company's Prospectus offering the Shares and in accordance with the Company's Articles of Incorporation (including Articles Supplementary thereto filed with the Maryland Department of Assessments and Taxation to authorize, classify and establish the Shares) for not less than $.001 per share, will be legally issued, fully paid and non-assessable by the Company.

     We hereby consent to the filing of this opinion as an exhibit to a Post-Effective Amendment to the Company's Registration Statement.


                                   Very truly yours,


                                   /s/ Drinker Biddle & Reath LLP
                                   ------------------------------
                                   DRINKER BIDDLE & REALTH LLP